Exhibit 99.2

Franklin Financial Services Corporation

2016 Annual Meeting Speech

April 26, 2016

William E. Snell, Jr., CEO and

Timothy G. Henry, President

GOOD MORNING!  Thank you for joining us this morning.

Franklin Financial reported earnings of $10,204,000 in 2015, representing a 21.4% increase over our 2014 earnings of $8,402,000.  Earnings for 2015 were enhanced by two nonrecurring events that increased pre-tax noninterest income by $899,000 and a $250,000 reduction of a deferred tax valuation allowance related to capital losses due to a gain on the conversion and sale of equity securities.  Net Income for 2015 adjusted for the nonrecurring events and valuation allowance reduction was approximately $9,361,000, which represents an increase of 11.4% over 2014.  Diluted earnings per share increased 20% from $2.00 per share in 2014 to $2.40 per share in 2015.

As a shareholder, you received cash dividends of $0.74 per share in 2015, an increase of 8.8% over our $0.68 per share dividend in 2014.  Our current dividend represents a 3.23% yield based upon the closing price of Franklin Financial stock at December 31, 2015.  The market value of a share of Franklin Financial stock increased 6.8% from a closing price of $22.00 at year-end 2014 to $23.50 at December 31, 2015.  During the first quarter our share price followed the broad decline in financial services stocks driven by concerns relative to the economy and interest rates, closing at $22.64 per share on April 22nd.

Our Tax Equivalent Net Interest Income increased 2.00% from $33,592,000 in 2014 to $34,267,000 in 2015.  In contrast to many financial institutions, our Tax Equivalent Net Interest Margin increased from 3.56% in 2014 to 3.59% in 2015.  Although Income on Average Interest Earning Assets remained flat, both our Average Interest Bearing Liabilities and the cost of these liabilities declined in 2015.

Non-Interest Income excluding Securities Gains increased by 9.8%, driven by a 10.1% increase in Investment and Trust Services Fee Income as well as a 10.7% increase in Deposit Service Charges and Fees.

Non-Interest Expense declined by $437,000 from 2014 to 2015.  The most significant factor impacting expense control was our decision to consolidate three Community Offices in January, 2015, which generated savings of approximately $500,000 in Salary and Benefits Expense as well as Occupancy Expense.

Our Provision for Loan Losses increased by $521,000 in 2015, as we experienced strong loan growth in the second half of the year.  At year-end, our Allowance for Loan Losses as a percentage of Total Loans was 1.29% compared to 1.25% at December 31, 2014.

Asset quality continued to improve in 2015.  Net Charge-Offs decreased from $1,355,000 in 2014 to $310,000 in 2015, marking the fourth consecutive year of improvement.  Our Net Charge-Off Ratio improved from .19% in 2014 to .04% in 2015.

Non-Accruing Loans totaled $5,370,000 at year-end 2015, representing a 56.3% decrease from the $12,291,000 total at year-end 2014.  Four loans account for 82% of our Non-Accruing Loans total as of December 31, 2015.  Our Nonperforming Loans to Total Gross Loans ratio declined from 1.74% in 2014 to .73% while our Nonperforming Assets to Total Assets Ratio also declined from 1.63% in 2014 to 1.18% at year-end 2015.  Two properties account for 86% of our Other Real Estate Owned (OREO) total as of year-end, the largest component of Nonperforming Assets.

Franklin Financial’s Total Assets increased from $1,001,448,000 at year end 2014 to $1,035,295,000 at December 31, 2015.  Net Loans Outstanding increased by 7.6% on a year-over-year basis while average loans outstanding increased by 2.0%.

Commercial Loan demand began to pick up in the second quarter of 2015.  Although average outstandings in this portfolio increased by 2.2% during 2015, we achieved a 9.0% growth from year-end 2014 to December 31, 2015.  Average Consumer Loans Outstanding increased by 6.2% to $71,884,000 while Average Residential Mortgage Loans Outstanding decreased by 2.5% to $80,679,000.

Total Deposits as measured at December 31, 2015 increased 4.2% while Average Deposits increased by 2.0%.  Average Core Deposits (i.e. checking, savings, and interest-bearing checking) increased by $34,406,000 or 8.7%.

The market value of Assets Under Management by our Investment and Trust Services Department declined by 3.2% to $586,664,000, reflecting lower market valuations at December 31, 2015.  Assets under Management as reported does not include approximately $122,010,000 in assets held at third party brokers at year-end.  Investment & Trust Services Fee Income, including revenue generated through our brokerage offerings, increased 10.1% to $5,036,000 in 2015 reflecting the addition of new client relationships.

Our financial condition remains strong as evidenced by a Total Risk Based Capital Ratio of 16.34% and a Leverage Capital Ratio of 10.59%.  These ratios remain above the level that Federal regulators require for an institution to be considered “well capitalized.”  Franklin Financial’s Tangible Common Equity Ratio also improved to 9.97% at year-end 2015.

In last year’s Shareholder Letter, I commented that Federal Banking regulators had approved the final rules from the Basel Committee on Banking Supervision for the regulation of capital requirements for U.S. Banks.  This regulation is commonly referred to as “Basel III” and certain components of the new capital requirements became effective in January, 2015 with others being phased in through January 1, 2019.  We continue to be well capitalized under the new capital ratios now in effect.

In March of 2015, Lorie Heckman was promoted to Senior Vice President and Risk Management Officer.  Lorie has been with F&M Trust for more than 28 years and held a number of leadership positions including Credit Recovery Manager, Security Officer, and Compliance Officer.  She brings a wealth of risk management knowledge and experience to this position and has been a tremendous addition to our executive management team.

We made several enhancements to our electronic delivery systems during 2015.  We have added a feature to our mobile banking system that enables our customer to display an image of any check that has cleared by simply selecting the transaction.  We also introduced People Pay, a quick and easy way to allow customers to securely make a payment or send an electronic gift card to anyone with an e-mail address or mobile number.

On the technology side, we continued to focus on fraud monitoring and prevention.  During the first quarter of 2015, we implemented new systems that monitor debit card, online banking, bill pay, wire transfers and ACH (Automated Clearing House) transactions.  These systems look for anomalies in a customer’s transaction behavior and report those that appear out of the norm.

Following an extensive and deliberate search, Tim Henry was selected as the new President of Franklin Financial and F&M Trust effective as of February 1, 2016.  Tim’s extensive background and broad experience in banking, which is highlighted later in this year’s Annual Report, combined with his strong leadership qualities and high integrity make him a perfect fit culturally for our company and our markets.  We are working closely together to ensure a smooth transition.

I will now turn the podium over to Tim who will discuss his banking experience and community banking philosophy as well as both some ongoing and new initiatives during 2016.

As transactions conducted at the teller line continue to migrate to other delivery channels such as bill pay, online banking and mobile banking, the way we serve our customers is changing.  This transition can be seen by visiting our newly renovated Waynesboro Office where we have focused on increasing the effectiveness of our customer interaction.  The traditional teller line that created a barrier between our staff and the customer has been replaced by teller pods that create a more interactive environment.  We also added a learning center where a number of our products, such as online banking, can

be demonstrated.   Our Waynesboro staff has received additional training in order to knowledgably answer these technology questions thereby enhancing the customer’s comfort level.  Customer response has been overwhelmingly positive.

As a result of the success that we have experienced with our Waynesboro “branch of the future” we plan on transitioning other offices over a number of years.  Next on our list is the Boiling Springs Office which should be completed by year-end.

A comprehensive study of our community office network which was completed in late 2013 led to the consolidation of one office in 2014 and three offices in January 2015.  We also identified another group of community offices which have not achieved a desired level of profitability.  We have developed specific marketing plans with measurable financial objectives for each of these offices which are monitored quarterly.

New technologies that create efficiencies continue to be evaluated.  One such example is the use of signature pads when opening accounts.  We also will continue to "harden" our internal networks to minimize security risks.

We will also continue to enhance our digital delivery channels during 2016.  Support for Apple Pay is scheduled for the second quarter with Samsung Pay following soon after.  A new tablet app similar to the iPad app will be made available that supports Android devices.

We began diligently working on the implementation of the new “chip enabled” or EMV debit cards, which will add an additional layer of security to each “card present” transaction in the second half of 2015.  We began issuing these cards in the late first quarter of this year.

I think it is important at this point to tell you, our shareholders, that I am personally driven, like my associates at F&M Trust and Franklin Financial, to serve the communities where we are located by continuing to grow our asset base while maintaining our financial strengths.

By properly serving our retail and commercial customers in our trade area we will be able to maintain and improve our profitability over the long run, bringing value not only to the communities we serve but also to our shareholders validating the premise that an independent community bank can be effective in providing value to its communities and shareholders.

As I work to continue the tradition of excellence that has been demonstrated by Bill and those before him, I will always bear in mind the responsibility I have to our shareholders and to the communities we serve.

At this time I will turn the podium back over to Bill for some additional comments.

Franklin Financial’s first quarter earnings were released this morning.  Your company earned $2,726,000, representing a decrease of $158,000 or 5.5% from the $2,884,000 earned in the first quarter of 2015.  Diluted earnings per share were $0.64 in the first quarter of 2016 versus $0.68 per share last year.  Adjusting for the two significant nonrecurring events that I referenced earlier, both of which occurred in the first quarter of 2015, net income in the first quarter of 2016 represents a 19% increase over adjusted Net Income for the first quarter of 2015.

The improvement in Core Earnings was driven by an 11% growth in Net Loans Outstanding and an increase in our Net Interest Margin from 3.66% in 2015 to 3.69% in 2016.  Accordingly, Net Interest Income increased by 8.5% from $7,885,000 to $8,553,000.  Once again adjusting for last year’s nonrecurring events, Noninterest Income increased by $200,000 or 7.3%.

On April 14th, the Board of Directors declared a $0.21 per share regular quarterly dividend for the second quarter of 2016, representing a 10.5% increase over the second quarter of 2015.  Total cash dividends paid during the first two quarters of 2016 will be $.40 per share compared to $0.36 per share in 2015, an increase of 11.1%.  The regular cash dividend for the second quarter will be paid on May 25th, 2016.

The Board also authorized the repurchase of up to $350,000 in shares of Franklin Financial’s $1.00 par value common stock during each calendar quarter through March 31, 2017.  The repurchases are authorized to be made in open market transactions or privately negotiated transactions.  The specific prices, numbers of shares and timing of purchase transactions will be determined by the Corporation from time to time in its sole discretion.  The repurchased shares will be held as treasury shares available for issuance in connection with future stock dividends and stock splits, employee benefit and executive compensation plans, the Dividend Reinvestment and Stock Repurchase Plan, and other appropriate corporate purposes.

Although the outlook for interest rates and the economy remains uncertain, we have experienced significantly increased opportunities across all of our business lines as a result of the market disruptions related to the acquisition of Susquehanna Bancshares by BB&T as well as the acquisition of Integrity Bancshares, Inc. by S&T Bancorp and, most recently, the acquisition of Metro Bancorp by FNB Corporation.  We closed 2015 with very strong performance and enter 2016 with significant momentum.

As I approach retirement on June 30th, this will be my final Annual Meeting with you, our shareholders.  I believe that your company is financially strong, run by an experienced and dedicated Management Group and Board of Directors, and operates in a marketplace that affords us significant growth opportunities.  I am very optimistic that Franklin Financial will continue to earn the right to remain an independent community bank.  As always, your continued support as Franklin Financial shareholders is very much appreciated.